              SUPPLEMENT NO. 5 TO PROSPECTUS DATED MARCH 12, 2001

                               [MANUGISTICS LOGO]

                                  $250,000,000

                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
                            ------------------------

     This is a fifth supplement to the Prospectus dated March 12, 2001 (the "Prospectus"), relating to $250,000,000 principal amount of our 5% Convertible Subordinated Notes due 2007 (the "Notes") and the shares of our common stock issuable upon conversion of the Notes (the "Shares").

     The table in the "Selling Holders" section on pages 19-21 of the Prospectus is hereby further supplemented by the addition of the following information regarding Selling Holders, which information includes amounts which are in addition to, and which, in some cases, may be in substitution for, amounts listed for the same or other Selling Holders in the Prospectus and in prior
Supplements:

                                                                            SHARES OF
                                                      PRINCIPAL AMOUNT    COMMON STOCK
                                                          OF NOTES        ISSUABLE UPON
                                                     BENEFICIALLY OWNED   CONVERSION OF
                  SELLING HOLDER                        AND OFFERED         NOTES (1)
                  --------------                     ------------------   -------------
Kentfield Trading, Ltd.............................     $ 6,720,000          152,510
Fidelity Financial Trust: Fidelity Convertible
  Securities Fund..................................      10,200,000          231,489
                                                        -----------          -------
          Total....................................     $16,920,000          383,999
                                                        ===========          =======

---------------
(1) Based upon an initial conversion rate of approximately 22.695 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

     All of the other portions of the Prospectus, as previously supplemented, remain unchanged.

               The date of this Supplement No. 5 is May 3, 2001.